NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO Holdings, Inc. Announces Water Asset Monetizations

(Carson City, Nevada) - August 30, 2019

PICO Holdings, Inc. (NASDAQ:PICO) announced today that its wholly owned subsidiary, Vidler Water Company Inc., (“Vidler”) has closed or anticipates it will shortly close three separate sales of water assets from Vidler’s strategic water asset portfolio.

In Nevada, a gold mining company exercised its option to purchase 470 acre-feet of Vidler’s water rights in Dodge Flat, northern Nevada for approximately $3 million.

In addition, during the third quarter of 2019, Vidler’s 51% owned subsidiary, Fish Springs Ranch, LLC sold approximately 11.6 acre-feet of its water rights for approximately $405,000 to a multi-family development and commercial entity in the North Valleys area of Reno, Nevada.

In Colorado, Vidler entered in to an agreement with the City of Golden for the sale of approximately 26 acre-feet of its water rights for approximately $590,000. Closing is expected by the end of the third quarter of 2019.

PICO’s President and Chief Executive Officer, Dorothy Timian - Palmer, commented:

“We noted in our 2019 Second Quarter Earnings Release that we continue to execute our business plan by monetizing assets, returning capital to shareholders and reducing costs. In the third quarter of 2019 to date, we have continued on this path with these separate sale transactions in the Southwest. We believe these transactions highlight the continued need for communities and enterprises in the arid Southwest to secure their water requirements so that they may successfully execute on their business plans or prepare for sustainable future growth. We also believe our remaining portfolio of water assets in Nevada, Arizona, Colorado and New Mexico, which are the result of long-term investments by Vidler, are well placed to provide other entities and communities in the Southwest with long - term sustainable solutions to their water resource requirements and related issues."

Net Operating Loss Carryforwards

At December 31, 2018, we had approximately $170.1 million of (pre-tax) federal net operating loss carryforwards, (“NOLs”) that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in our 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

About PICO Holdings, Inc.

As of June 30, 2019, our primary holding was Vidler, a water resource and water storage business with assets and operations primarily in the Southwest U.S.

Currently, we believe the highest potential return to our shareholders is from a return of capital. As we monetize assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means, including special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations to further develop existing assets, if we believe the return on such a reinvestment outweighs the benefits of a return of capital.

OTHER INFORMATION
At June 30, 2019, we had a market capitalization of $233.1 million, and 20,062,023 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income tax liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or other means, are forward-looking statements based on current expectations and assumptions and are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, including without limitation, any slow down or downturn in the housing or real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the business sectors in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our 2018 Annual Report on Form 10-K and our 2019 Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the time and date of this press release.

Contact:
Dorothy Timian-Palmer
President and Chief Executive Officer
PICO Holdings, Inc.
775-885-5000

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